Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-228396), Form S-3D (No. 333-34148) and Form S-8 (No. 333-202022) of First National Corporation of our reports dated March 14, 2019 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of First National Corporation appearing in this Annual Report on Form 10-K of First National Corporation for the year ended December 31, 2018.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia
March 14, 2019